Exhibit 99.g.1.b

October 21, 2015

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention:  Geoff Emery, Vice President

Re:  Aberdeen Funds Changes to Appendix A

Ladies and Gentlemen:

Please be advised that the Board of Trustees of Aberdeen Funds (the “Trust”) approved the liquidation of the Aberdeen High Yield Fund (the “Fund”).  Such liquidation is expected to take place on or about October 22, 2015; however, cash may remain in the Fund’s custody account thereafter for payment of final fund expenses.  Effective as of the complete liquidation of the Fund, the Fund shall be removed from Appendix A to the Amended and Restated Master Custodian Agreement dated as of June 1, 2010, as amended, between each management investment company identified on Appendix A thereto and State Street Bank and Trust Company (the “Agreement”).

In addition, the Board of the Trustees of the Trust approved changing the name of the Aberdeen U.S. Equity Fund to “Aberdeen U.S. Equity Multi-Cap Fund”, to be effective on or about October 31, 2015.

Finally, the Board approved the establishment and registration of a new series of the Trust, Aberdeen Japanese Equities Fund.  We request that you act as Custodian with respect to the Aberdeen Japanese Equities Fund.

The foregoing changes are reflected in the attached updated Appendix A to the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to Aberdeen Funds and retaining one for your records.

Sincerely,

EACH ABERDEEN FUND IDENTIFIED ON APPENDIX A HERETO

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Effective June 1, 2010

As Amended October 22, 2015

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

Aberdeen Funds

Aberdeen Equity Long-Short Fund

Aberdeen Global Natural Resources Fund

Aberdeen Small Cap Fund

Aberdeen China Opportunities Fund

Aberdeen Global Equity Fund

Aberdeen Diversified Alternatives Fund

(formerly, Aberdeen Optimal Allocations Fund: Specialty)

Aberdeen Dynamic Allocation Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate)

Aberdeen Diversified Alternatives Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate)

Aberdeen Asia Bond Fund

Aberdeen Asia-Pacific (ex-Japan) Equity Fund

Aberdeen Emerging Markets Fund

(formerly, Aberdeen Emerging Markets Institutional Fund)

Aberdeen International Equity Fund

Aberdeen Global Fixed Income Fund

Aberdeen Global Small Cap Fund

Aberdeen Tax-Free Income Fund

Aberdeen Emerging Markets Debt Local Currency Fund

Aberdeen Ultra-Short Duration Bond Fund

Aberdeen Asia-Pacific Smaller Companies Fund

Aberdeen U.S. Equity Multi-Cap Fund(1)

(formerly, Aberdeen U.S. Equity Fund)

Aberdeen Emerging Markets Debt Fund

Aberdeen European Equity Fund

Aberdeen Latin American Equity Fund

Aberdeen Japanese Equities Fund

The India Fund, Inc.

The Asia Tigers Fund, Inc.

Aberdeen Chile Fund, Inc.

Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc.

Aberdeen Indonesia Fund, Inc.

Aberdeen Israel Fund, Inc.

Aberdeen Latin American Fund, Inc.

Aberdeen Greater China Fund, Inc.

(1)  Name change to be effective on or about October 31, 2015.